Exhibit 10.62
June 26, 2006
Wells Fargo Retail Finance, LLC
One Boston Place, 19th Floor
Boston, Massachusetts 02109
Ladies and Gentlemen:
     Reference is hereby made to a certain Loan and Security Agreement (as such may be amended hereafter, the “Loan Agreement”) dated June 26, 2006 by and between Wells Fargo Retail Finance, LLC (the “Lender”), and RedEnvelope, Inc., as borrower (the “Borrower”). This letter is the “Fee Letter” referred to in the Loan Agreement. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Loan Agreement.
     To induce the Lender to enter into the Loan Agreement, the Borrower hereby agrees as follows:
     1. The Borrower shall pay the following fees to the Lender:
          (a) Closing Fee. In consideration of the Lender entering into the Loan Agreement and commitment to make loans and advances under the Loan Agreement, the Lender shall have fully earned and the Borrower shall pay to the Lender the sum of $[*] upon the execution of the Loan Agreement.
          (b) Service Fee. A service fee in the amount of $[*], which service fee shall be fully earned by the Lender upon the execution of the Loan Agreement and shall be payable in monthly installments each in the amount of $[*] on the first day of each month, beginning on the first day of the first month following the Closing Date.
          (c) Revolving Credit Early Termination Fee. In the event that the Termination Date occurs, for any reason (whether by virtue of acceleration or otherwise) prior to the Maturity Date, then the Borrower shall pay the Lender amount equal to (a) during the period from and after the Closing Date until the second anniversary of the Closing Date, [*] percent ([*]) times the Revolving Credit Ceiling as in effect on the Closing Date or as increased pursuant to Section 2.2 of the Loan Agreement, (b) during the period from and including the date that is the second anniversary of the Closing Date and thereafter to the Maturity Date, $[*].
     The Borrower shall execute such instruments, documents and agreements as the Lender and its counsel may reasonably require in order to implement the terms of this Fee Letter. The Borrower agrees to keep the terms of this Fee Letter confidential and not to disclose same to any other person or entity (including, without limitation, any proposed participant in the credit facility), other than the Borrower’s directors, officers, counsel and other advisors, each of whom agree to abide by these confidentiality provisions.
* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     This Fee Letter is subject to, is a part of, and is specifically incorporated in, the Loan Agreement. This letter may be executed and delivered in counterparts by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
[Signatures Follow]

     Please indicate your agreement with the terms of this Fee Letter by signing below. This letter is intended to take effect as a sealed instrument.

Very truly yours,

WELLS FARGO RETAIL FINANCE, LLC,
as Lender

By:	/s/ David Molinario

Name:	David Molinario
Title:	Vice President

The foregoing is agreed to:

REDENVELOPE, INC., as Borrower

By:	/s/ Polly Boe

Name:	Polly Boe

Title:	Chief Financial Officer

Signature Page to the Fee Letter